                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                     ENHANCE FINANCIAL SERVICES GROUP, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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

                                     [LOGO]

                      ENHANCE FINANCIAL SERVICES GROUP INC.

                               335 Madison Avenue
                            New York, New York 10017

                                                              May 4, 1998

Dear Shareholder:

         You are cordially invited to attend the 1998 annual meeting of shareholders of Enhance Financial Services Group Inc. The meeting will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, at 9:00 a.m., local time, on Wednesday, June 3, 1998. The accompanying notice and proxy statement describe the proposals to be submitted to shareholders at the meeting. We urge you to read this information carefully.

         I look forward to welcoming you personally at the annual meeting. However, whether or not you expect to attend, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the meeting. This will not limit your rights to attend or to change your vote at the meeting.

         We appreciate your cooperation and interest in Enhance Group.

                                                 Sincerely,


                                                 /s/ Daniel Gross
                                                 Daniel Gross
                                                 President and
                                                 Chief Executive Officer

                                     [LOGO]

                      ENHANCE FINANCIAL SERVICES GROUP INC.

                               335 Madison Avenue
                            New York, New York 10017

               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

               --------------------------------------------------


         The annual meeting of shareholders of Enhance Financial Services Group Inc. will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, on Wednesday, June 3, 1998, at 9:00 a.m., local time, for the following purposes:

         (1)      To elect 11 directors;

         (2) To approve an amendment to the restated certificate of incorporation, as amended, of Enhance Group to increase the authorized capital from 35,000,000 shares to 105,000,000 shares;

         (3) To approve amendments to the Non-Employee-Director Stock Option Plan of Enhance Group;

         (4) To ratify the appointment of Deloitte & Touche LLP as the independent auditor of Enhance Group and its consolidated subsidiaries for 1998; and

         (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on April 29, 1998 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                         By Order of the Board of Directors,

                                         Samuel Bergman
                                         Secretary

May 4, 1998

IMPORTANT:   Whether or not you plan to attend the meeting, a return envelope requiring no postage if mailed in the United States is enclosed for your convenience in mailing the enclosed proxy.

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                ------------------------------------------------

                                 PROXY STATEMENT

                ------------------------------------------------


         This proxy statement is furnished to the holders of common stock, par value $.10 per share (the "Common Stock"), of Enhance Financial Services Group Inc., a New York corporation ("Enhance Group" and, together with its consolidated subsidiaries, the "Company"), in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of Enhance Group to be held on June 3, 1998 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement will commence on or about May 4, 1998.

         Only shareholders of record at the close of business on April 29, 1998, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, Enhance Group had issued and outstanding ___________ shares of Common Stock, which are the only securities of Enhance Group entitled to vote at the meeting, each share being entitled to one vote.

         Under the New York Business Corporation Law (the "BCL") and Enhance Group's by-laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. For this purpose, shares which are present, or represented by a proxy, at the annual meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the BCL and Enhance Group's by-laws, the directors standing for election must be elected by a plurality of the votes cast, the amendment (the "Charter Amendment") to the certificate of incorporation must be approved by the holders of a majority of the shares of Common Stock outstanding, and any other action to be taken, including the approval of the amendment (the "Plan Amendment") to the Non-Employee-Director Stock Option Plan (the "Directors' Option Plan") of Enhance Group and the ratification of the appointment of the auditor for 1998, must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

         Shareholders who execute proxies may revoke them by giving written notice to the secretary of the meeting at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing at any time prior to the voting of the proxy.

         The board of directors does not know of any matter other than the election of directors, the approval of the Charter Amendment, the approval of the Plan Amendment and the ratification of the appointment of the auditor for 1998 that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld, and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the board of directors of Enhance Group intend to vote for the nominees for election as directors of Enhance Group listed herein beneath the caption "Election of Directors" and for the other matters listed above in this paragraph expected to be presented for consideration at the meeting.

         The Company will bear the cost of the meeting and of soliciting proxies, including the cost of mailing the proxy material. The Company has retained ChaseMellon Shareholder Services, LLC as its solicitation agent. In addition to soliciting by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of April __, 1998 by (a) each shareholder known to Enhance Group to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock; (b) each director of Enhance Group; (c) each of the five most highly compensated executive officers of Enhance Group; and (d) all executive officers and directors of Enhance Group as a group. Unless otherwise indicated, the address of each such person is c/o Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017.



NAME AND ADDRESS                                       NUMBER OF SHARES (1)             PERCENT OF CLASS
U S WEST, Inc.                                            5,430,800 (2)(3)                      28.9%
  7800 East Orchard Road, Suite 200
  Englewood, Colorado 80111
Swiss Reinsurance Company                                 1,700,000 (3)                          9.1
  Mythenquai 50/60
  8022 Zurich, Switzerland
FMR Corp.                                                 1,327,200 (4)                          7.1
  82 Devonshire St.
  Boston, Massachusetts 02109
Allan R. Tessler.....................                       243,500 (5)(6)                       1.3
Wallace O. Sellers...................                       417,500 (5)(6)                       2.2
Daniel Gross.........................                       481,250 (5)                          2.5
Samuel Bergman.......................                        72,350 (5)                            *
Ronald M. Davidow....................                       115,525 (5)                            *
Arthur Dubroff.......................                        26,750 (5)(7)                         *
Tony M. Ettinger.....................                        13,600(5)                             *
Brenton W. Harries...................                        12,000 (6)                            *
David R. Markin......................                       111,000 (6)                            *
Robert P. Saltzman...................                        61,000 (6)(8)                         *
Richard J. Shima.....................                         9,000 (6)                            *
Spencer R. Stuart....................                        12,000 (6)(9)                         *
Adrian U. Sulzer.....................                         1,000 (6)                            *
Frieda K. Wallison...................                        14,224 (6)                            *
Jerry Wind...........................                         6,000 (6)                            *
All executive officers and directors as a group           1,664,069 (10)                         8.5

----------------
* Less than 1%

(1) The table in this section is based upon information supplied by directors, officers, and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2) In 1995, U S WEST, Inc. ("U S WEST") sold its 7.625% Exchangeable Notes due December 15, 1998 ("Debt Exchangeable for Common Stock" or "DECS"). At maturity (including as a result of acceleration or otherwise), the principal amount of the DECS will be mandatorily exchanged by U S WEST for up to 5,430,800 shares of Common Stock (or, at U S WEST's option under certain circumstances, the cash equivalent thereof).

(3) See "Certain Relationships and Related Transactions" for information regarding (a) special powers of U S WEST under Enhance Group's certificate of incorporation and the manner in which U S WEST has announced its intention to vote the shares owned by it and (b) an agreement with Swiss Reinsurance Company ("Swiss Re") regarding future sales and purchases by it of voting shares of Enhance Group.

(4) On February 10, 1998, FMR Corp. filed a Schedule 13G stating its ownership of shares of Common Stock at December 31, 1997. According to such Schedule 13G, beneficial ownership of 1,107,900 of the shares is a result of Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., acting as investment advisor to various investment companies (the "Fidelity Funds"), including 1,019,700 shares resulting from the assumed conversion of DECS owned by such Fidelity Funds into shares of Common Stock. According to such Schedule 13G, beneficial ownership of the remaining 219,300 of the shares is a result of Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., serving as investment manager of certain institutional account(s) (the "Institutional Accounts"), including 90,800 shares resulting from the assumed conversion of DECS owned by such Institutional Accounts into shares of Common Stock. According to such Schedule 13G, FMR Corp., directly or through subsidiaries, has the sole power to vote only 187,600 of the shares of Common Stock beneficially owned by it. FMR Corp. does not have sole power to vote or direct the vote the shares owned directly by the Fidelity Funds and 31,700 shares of Common Stock owned by the Institutional Accounts, as such power resides with the Fidelity Funds' board of trustees or by the institutions owning such accounts, as the case may be.

(5) Includes the shares set forth in: (a) Column A below issuable to the named officer upon the exercise of presently exercisable stock options granted under the 1987 Long-Term Incentive Plan for Key Employees (the "1987 Incentive Plan") and (b) Column B below owned by the named officer's wife and children or in trusts of which such officer is a trustee (as to which shares such officer disclaims beneficial ownership).


                  Name                             A                      B
            ---------------                    --------               ---------

            Allan R. Tessler                     18,500                  2,000
            Wallace O. Sellers                  156,000                258,500
            Daniel  Gross                       271,250                 93,500
            Samuel Bergman                       68,500                  3,850
            Ronald M. Davidow                    61,500                    -0-
            Arthur Dubroff                       18,750                    -0-
            Tony M. Ettinger                     13,500                    -0-


(6) Includes shares issuable upon the exercise of the presently exercisable portion of options granted to such director under the Directors' Option Plan, as follows: Brenton W. Harries -- 11,000 shares; David R. Markin -- 11,000 shares; Robert P. Saltzman -- 1,000 shares; Wallace O. Sellers -- 1,000 shares; Richard J. Shima -- 7,000 shares; Spencer R. Stuart -- 11,000 shares; Adrian U. Sulzer -- 1,000 shares; Allan R. Tessler -- 3,000 shares; Frieda K. Wallison -- 11,000 shares; and Jerry Wind -- 1,000 shares.

(7) Includes 7,000 shares issuable upon the exercise of the currently exercisable portion of options granted to Mr. Dubroff under the Directors' Option Plan prior to the commencement of his employment by the Company.

(8) Held in a living trust account of which Mr. Saltzman and his wife are co-trustees.

(9) Mr. Stuart's wife holds a durable power of attorney granting her joint voting and dispositive power over the shares owned by Mr. Stuart.

(10) Includes 65,000 shares issuable to the directors who are not employees of the Company (as of the date of grant) upon the exercise of the presently exercisable portion of stock options granted to them under the Directors' Option Plan; 656,250 shares issuable to the executive officers upon the exercise of presently exercisable options granted to them under the 1987 Incentive Plan; and 358,050 shares owned by spouses of executive officers in trusts of which such officers are trustees or by executive officers or their spouses as custodians for their children. Such persons disclaim beneficial ownership of such shares owned by their spouses, individually or as custodians, or by such trusts.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Information Regarding Nominees

         At the meeting, 11 directors are to be elected, each to hold office (subject to Enhance Group's by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason to serve as a director, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting, or, if no substitute is selected by management prior to or at the meeting, for a motion to adjourn the meeting until a substitute nominee or nominees shall be selected. The information concerning the nominees has been furnished by them to Enhance Group and is current as of April 15, 1998.



NAME                           AGE             POSITION WITH ENHANCE GROUP

Allan R. Tessler               61              Chairman of the Board
Wallace O. Sellers             68              Vice Chairman of the Board
Daniel  Gross                  55              President, Chief Executive Officer and director
Brenton W. Harries             70              Director
David R. Markin                67              Director
Robert P. Saltzman             55              Director
Richard J. Shima               58              Director
Spencer R. Stuart              75              Director
Adrian U. Sulzer               51              Director
Frieda K. Wallison             55              Director
Jerry Wind                     60              Director


         Mr. Tessler has held the position with Enhance Group set forth above since its inception. He has also since 1987 been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., a merchant banking concern, and since 1992 served as Co-Chairman of the Board and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"), a provider of market data services to the investment community. Mr. Tessler is also Chairman of the Board of Checker Holdings Inc, and of Jackpot Enterprises Inc. ("Jackpot") and a director of The Limited, Inc.

         Mr. Sellers has held the position with Enhance Group set forth above since 1995, and he also serves as a consultant to the Company. Prior thereto, he served as President, Chief Executive Officer and a director of Enhance Group and Chairman of the Board and Chief Executive Officer of Enhance Group's principal insurance subsidiaries, Enhance Reinsurance Company ("Enhance Re") and Asset Guaranty Insurance Company ("Asset Guaranty" and, together with Enhance Re, the "Insurance Subsidiaries") from their inception. Mr. Sellers also serves as a director and a member of the compensation committee of Danielson Holding Corporation and as Chairman of the Board of Directors of United Oilfield Services Inc.

         Mr. Gross has held the position with Enhance Group set forth above and has served as Chief Executive Officer of the Insurance Subsidiaries since 1995. Prior thereto he held senior executive positions with Enhance Group and Enhance Re from their inception and was among the founders of the Company in 1986. Mr. Gross also serves as a director of Mortgage Guaranty Investment Corporation.

         Mr. Harries has served as a director of Enhance Group since 1991, having previously served as a director of the Insurance Subsidiaries since 1986. He has been retired since 1986, having previously served from 1985 as President of Global Electronic Markets Company, a joint venture of McGraw-Hill and Citicorp dealing in electronic trading of commodities. Mr. Harries also serves as a trustee of the Alliance Funds, Inc. and the Hudson River Trust.

         Mr. Markin has served as a director of Enhance Group since 1986. He has served as President of Checker Motors Corporation for more than five years. From 1989 to December 1996, he also served as President and Chief Executive Officer of International Controls Corp. and its successor corporation, Great Dane Holdings Inc. Mr. Markin serves as a director of Jackpot and DBC.

         Mr. Saltzman has served as a director of Enhance Group since 1996. He has been President and Chief Executive Officer of Jackson Life Insurance Company since 1994. He previously served from 1983 as Executive Vice President of SunAmerica Inc. and as President of its subsidiary life insurance company.

         Mr. Shima has served as a director of Enhance Group since 1993. He has been an independent consultant since 1993, having previously thereto from 1992 served as Managing Director of Russell Miller, Inc., an investment banking concern specializing in the insurance industry. Mr. Shima also serves as a director of CTG Resources, Inc. and as a trustee of the Evergreen Mutual Funds.

         Mr. Stuart has served as a director of Enhance Group since 1992, having also served as a director of Asset Guaranty from its inception until 1995. He has for the last ten years served as an independent consultant regarding organizational and personnel matters. He served from 1990 to 1992 as Chairman of the Council of Management Advisors of Dean Witter Reynolds Inc. He is the founder and honorary chairman of Spencer Stuart Executive Recruiting Consultants and serves as a director of U.S. Timberlands, L.P.

         Mr. Sulzer has served as a director of Enhance Group since 1996. He has since 1991 served in various management capacities with Swiss Re, a shareholder of Enhance Group, currently serving since July 1997 as Co-Head of Underwriting in its New Markets Division of Swiss Re. Previously thereto, from January 1991 he served as head of Swiss Re's Credit and Bonding Department. Mr. Sulzer also served as a director of Societa Italiana Cauzioni, Rome, Italy, and American Credit Indemnity.

         Ms. Wallison has served as a director of Enhance Group since 1992, having also served as a director of each of the Insurance Subsidiaries since its inception until 1995. She has since 1983 been a member of the law firm of Jones, Day, Reavis & Pogue, resident in its Washington, D.C. office.

         Mr. Wind has served as a director of Enhance Group since 1996. He has been on the faculty of the Wharton School of the University of Pennsylvania since 1967, currently serving as The Lauder Professor and Professor of Marketing. He also serves as a business consultant to several publicly and privately held, U.S. and non-U.S. corporations and has served on the editorial board of and as a contributor to numerous journals on marketing.

MEETINGS OF THE BOARD AND COMMITTEES

         The board of directors of Enhance Group holds regular quarterly meetings and special meetings as and when necessary. The board held five meetings during 1997, including a two-day, off-site meeting focusing on long-term strategic planning.

         The Executive Committee of Enhance Group's board of directors is authorized to exercise all powers of the board of directors except as otherwise provided by New York law. The members of the Executive Committee are Messrs. Gross, Harries, Sellers, Stuart and Tessler. The committee held one meeting during 1997.

         The functions of the Audit Committee are: to assist the board of directors in fulfilling its fiduciary responsibilities as to the system of internal controls, accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto; to make recommendations to the board of directors regarding the independent auditors to be nominated for approval by the board of directors and ratification by the shareholders; to review the independence of such auditors and monitor the professional services they provide; to approve the scope of the annual audit activities of the independent auditors; and to review audit results. The committee consists of Messrs. Salzman (Chairman), Harries and Shima. The committee held four meetings during 1997.

         The functions and composition of the Compensation and Nominating Committee are set forth below under "Executive Compensation - Report of Compensation and Nominating Committee." The committee held four meetings during 1997.

         The board of directors has three additional standing advisory committees, and it may from time to time form additional committees to render advice with respect to certain of its operations.

         Each incumbent director who served at any time during 1997 except for Mr. Sulzer attended during that year at least 75% of the total number of meetings held during the year by the board of directors and by all committees of the board of directors on which such director served.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND NOMINATING COMMITTEE

         GENERAL. The Compensation and Nominating Committee of the board of directors of Enhance Group consists and throughout 1997 consisted exclusively of directors of the Company who are neither employees nor, with the exception of Allan R. Tessler, the Chairman of the Board of Enhance Group, officers of the Company. The committee reviews and makes recommendations to the board of directors with respect to the remuneration of the Company's executive and senior officers and the terms and conditions of all employee benefit plans or changes thereto, all of which recommendations with respect to 1997 compensation were accepted. The sole exception to the foregoing with respect to the scope of authority of the Compensation and Nominating Committee relates to decisions about awards of stock options under the 1987 Incentive Plan and the 1997 Long-Term Incentive Plan for Key Employees (the "1997 Incentive Plan"), which are made solely by a subcommittee comprising the members of the Compensation and Nominating Committee excluding Mr. Tessler.

         Set forth below is a report submitted by the members of the Compensation and Nominating Committee in their capacity as such addressing the Company's compensation policies for 1997 as they affected Daniel Gross, President and Chief Executive Officer of the Company during 1997, and the other four executive officers of the Company who were for 1997 the Company's most highly paid executive officers.

         COMPENSATION PROGRAM PRINCIPLES. The Company's compensation philosophy reflects the belief that to be meaningful, compensation must be closely aligned with the overall performance of the Company. To that end, the Company establishes annual goals on both a Company-wide business-performance level and on an individual performance level. Improved return on equity and earnings per share relative to a comparator group comprising other financial guarantors were the principal financial measures for Company performance. For executive officers, individual performance measures reflected the results of their business or functional unit against key goals. The Company's total-compensation program is based on a mix of fixed compensation (base salary), compensation-at-risk (incentive bonus) and stock option awards. The proportion of a given employee's at-risk-to-fixed compensation increases with the increase in the individual's level of responsibility within the Company, reflecting, in turn, the greater impact of that individual's contribution on the Company's overall performance. As a result, at lower levels the fixed portion of total compensation represents a far greater proportion of total compensation than at the more senior levels.

         Each employee in the organization has an identified target bonus that correlates to a performance level which "meets expectations." Performance which does not meet expectations merits an actual bonus award, if any, below the target, while exceptional performance typically translates into a bonus award which exceeds the target. The amount of the cash pool from which bonuses are drawn is a function of the Company's performance relative to its financial goals.

         The stock option grants are a function of the employee's organizational level, the employee's individual performance against goals and Company performance.

         The Company has retained an independent compensation consulting firm to evaluate the Company's current compensation and benefits program, which has not been done in several years. The Company is conducting such an evaluation at this time in an attempt to insure that its compensation practices are market competitive in order to promote its goal of continuing to attract, motivate and retain its critical executive resources.

         COMPENSATION PROGRAM COMPONENTS. The particular components of the compensation for executive officers are as follows:

         FIXED SALARY. Salary levels are determined largely through comparisons with other financial services firms, including financial guaranty insurers. Many of those publicly held companies in the comparison group are included in the larger group of financial services and insurance companies listed in the Standard & Poor's Financial Index, which has been used for purposes of the stock performance graph contained below in this proxy statement. However, certain of the financial guaranty companies in the group used for compensation comparison purposes are not publicly held and are therefore not included in the stock performance index. The companies in the comparison group were chosen for their high degree of business comparability to the Company as well as for the ready availability of their compensation structure. This selection did not distinguish between privately and publicly held companies.

         Actual salaries are based on job evaluations, which reflect responsibility level, experience and individual performance expectations. Thus far they have been reflective of competitive salary ranges and market comparisons. Salary levels for executive officers are regarded by the Company as competitive within a range that the Compensation and Nominating Committee deems reasonable and necessary.

The increases in executive officer salaries have been relatively modest and within a narrow band, with greater compensation differentiation being effected through the cash bonuses and stock options grants.

         COMPENSATION-AT-RISK (INCENTIVE BONUSES). The Compensation and Nominating Committee established a bonus pool at the conclusion of the year based on (a) the increase in the Company's operating return on equity for the year and (b) the "value added, " i.e., the return anticipated on capital the Company invested in various businesses during the year, and (c) its evaluation of the achievement of previously defined strategic goals. The bonus pool was allocated in part among the executive officers based on an assessment of their individual contributions to the Company's performance measured against the foregoing criteria. Additionally, the officers who participated in the successful formation and launching in 1996 of one of the Company's key new ventures, Credit-Based Asset Servicing and Securitization LLC ("C-BASS") participated in a separate pool based on the 1997 profits of that venture.

         STOCK OPTIONS. The 1987 Incentive Plan and the 1997 Incentive Plan were adopted in those years, respectively, for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating key employees long-term incentives for sustained high levels of performance. Stock options serve to reinforce the alignment between individual and Company performance. As such, they provide additional incentive for officers to work toward the Company's long term goals and strategy as a means to build personal wealth. Stock options also provide a significant impetus for equity ownership. No further grants were permitted to be made under the 1987 Incentive Plan after December 10, 1997.

         Since 1991, substantially all grants under the 1987 Incentive Plan and the 1997 Incentive Plan have been in the form of stock options. As described above, the awardees of stock options under these plans and the sizes of the grants are determined by a subcommittee of the Compensation and Nominating Committee comprising its members who are outside directors. In general, the amounts of annual option awards reflect both organizational level and performance achievements. In deciding whether to grant an awardee additional stock options, the subcommittee does not generally consider whether the awardee had received a stock option grant in the previous year, it does often consider the grants previously made to the awardee in the aggregate.

         Reflecting the Company's objective of aligning the long range interests of its employees with those of the Company and the Enhance Group shareholders, all stock options granted to date under the plans vest, subject to continuation of employment and other terms of the stock options grants, at the rate of 25% per year during the consecutive four-year period beginning one year after the date of grant. All such stock options expire approximately ten years after grant, subject as to certain options to continuation of employment. The exercise prices of all stock options granted under the plans since public trading of the Common Stock commenced have been equal to the closing market prices of the Common Stock on the dates of grant, or if later, the dates of commencement of employment.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. In determining the compensation of Daniel Gross, Chief Executive Officer of the Company, the Compensation and Nominating Committee noted that, under Mr. Gross's active leadership, the Company had enjoyed various meaningful accomplishments and successes in 1997, including:

         - the expected achievement of a record year in 1997 with anticipated significant increases with respect to virtually all performance criteria, including over 20% growth in earnings per share and all other earnings measurements and an increase of over 100 basis points in return on equity;

         - significant progress in its diversification program through C-BASS and Singer Asset Finance Company, L.L.C. ("Singer"), with the committee according particular credit to the fact that both produced significant profits in 1997, their first full year of profitable operations;

         - the continued development of the Company's strategic alliance with Swiss Re, which included the acquisition by each of them of a 25% interest in Seguraduro Brasilieras de Fiancas, one of Brazil's largest surety companies;

         - the acquisition of the 50% interest in Singer not previously owned by the Company;

         - the benefit to shareholders of the continued significant rise in the market price of the Common Stock at a rate that outpaced that of all other publicly held financial guaranty companies;

         - the continued augmentation and upgrading of the staff of the Company in several respects, especially with respect to the personnel instrumental to the continued diversification activities, and including the recruitment of a senior level human resources executive and the continued development and encouragement of a more creative and growth-oriented culture; and

         - the continued development and expansion of the Company's other insurance and non-insurance products.

         The committee took special note of the expected positive longer term impact on the Company of several of the foregoing achievements.

         The committee also took into account best practices in executive compensation based on compensation reviews by several independent consulting firms as well as prevailing compensation levels for chief executive officers of comparable companies in the diversified financial services and financial guaranty industry.

         Based on the foregoing, and at the recommendation of the Compensation and Nominating Committee, the board of directors fixed Mr. Gross's salary for 1998 at $530,000 and granted him at year-end 1997 a cash incentive bonus of $1,150,000. Mr. Gross also received stock option awards at mid-year pursuant to the 1987 Incentive Plan for 75,000 shares and at year-end pursuant to the 1997 Incentive Plan for 100,000 shares. Fixed salary represents only 13% of total compensation, leaving an unusually high percentage as compensation-at-risk. The Compensation and Nominating Committee believes that the strong alignment between the long-term pay-out of compensation rewards and the continued growth of the Company will provide increased incentive for the continuing superior performance of the Chief Executive Officer.

                      COMPENSATION AND NOMINATING COMMITTEE

                          Spencer R. Stuart - Chairman
                          Brenton W. Harries
                          David R. Markin
                          Richard J. Shima
                          Allan R. Tessler

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1997. Except as described below under "Agreements with Executive Officers," the Company has not entered with any executive officer into (i) an employment agreement or (ii) any compensatory plan or arrangement which is activated upon the resignation, termination or retirement of the executive officer or upon a change in control of the Company or change in the executive officer's responsibilities following a change in control.


                                                             ANNUAL                                   LONG-TERM
                                                          COMPENSATION                               COMPENSATION
                                                          ------------                               ------------
                                                                                                SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR          SALARY             BONUS                 OPTIONS/SARS
---------------------------                   ----          ------            -------           ---------------------

Daniel Gross                                  1997          $500,000        $1,150,000                 175,000
   President and Chief                        1996           480,000           675,000                  75,000
   Executive Officer                          1995           450,000           420,000                  60,000

Tony M. Ettinger                              1997           273,863           260,000                  20,000
  Executive Vice President                    1996           261,041           132,500                  14,000
                                              1995           211,718           100,000                  15,000

Samuel Bergman                                1997           313,281           200,000                  14,000
   Executive Vice President                   1996           301,042           145,000                  14,000
   and Secretary                              1995           293,125           100,000                  20,000

Arthur Dubroff                                1997           281,400           220,000                  20,000
  Executive Vice President and                1996           123,462           175,000 (2)              75,000(2)
  Chief Financial Officer

Ronald M. Davidow                             1997           268,838           180,000                  13,500
  Executive Vice President                    1996           260,625           127,500                  13,500
                                              1995           250,833            87,000                  20,000

------------------
(1)  Became an officer of the Company in 1996.

(2) Includes a bonus of $100,000 and a stock option for 55,000 shares of Common Stock granted to Mr. Dubroff upon commencement of his employment. See "Agreements with Executive Officers."

OPTION/SAR GRANTS DURING 1997

         The following table provides information regarding stock options/SARs granted to the named executive officers during 1997:


                                                                   INDIVIDUAL GRANTS
                                    -----------------------------------------------------------------------------------
                                                      PERCENT OF
                                                         TOTAL
                                     NUMBER OF          OPTIONS
                                     SECURITIES        GRANTED TO
                                     UNDERLYING        EMPLOYEES
NAME AND                              OPTIONS          IN FISCAL     EXERCISE OR     EXPIRATION     GRANT DATE PRESENT
PRINCIPAL POSITION                   GRANTED (1)          YEAR       BASE PRICE         DATE            VALUE (2)
------------------                   -----------      -----------    ----------      ----------     ------------------

Daniel Gross                            75,000           12.3           $41.63         5/31/07           $1,352,070(3)
   President and Chief Executive       100,000           16.4            57.44         12/31/07           2,495,530(4)
   Officer

Tony M. Ettinger                        20,000            3.3            57.63         12/31/07             509,834(5)
   Executive Vice President

Arthur Dubroff                          20,000            3.3            57.63         12/31/07             509,834(5)
   Executive Vice President

Samuel Bergman                          14,000            2.3            57.63         12/31/07             356,884(5)
   Executive Vice President and
   Secretary

Ronald M. Davidow                       13,500            2.2            57.63         12/31/07             344,138(5)
   Executive Vice President

-------------------

(1) Stock options granted pursuant to the 1987 Incentive Plan and the 1997 Incentive Plan. Such stock options vest, subject to continuation of employment, in 25% increments during the consecutive four-year period commencing on the last date of the month of grant. The stock options are not transferable except by the laws of descent and distribution and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee.

(2) The present value is, in each case, based upon the Black-Scholes option valuation model. The valuation assumes no specific time of exercise since this is viewed by the Company as entirely indeterminate, but takes into account the term of the option, ten years in each case. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(3) The Black-Scholes option valuation assumes a volatility of 19.3, a risk-free rate of return of 6.667%, a dividend yield of 1.1% and a discount due to the risk of forfeiture of 3%.

(4) The Black-Scholes option valuation assumes a volatility of 28.2, a risk-free rate of return of 5.80%, a dividend yield of 0.76% and a discount due to the risk of forfeiture of 3%.

(5) The Black-Scholes option valuation assumes a volatility of 29.1, a risk-free rate of return of 5.88%, a dividend yield of 0.76% and a discount due to the risk of forfeiture of 3%.

AGGREGATED OPTION/SAR EXERCISES DURING 1997
AND FISCAL YEAR-END OPTION VALUES

         The following table provides information as to the named executive officers regarding stock option exercises and the number and value of stock options/SARs held by them at December 31, 1997.


                                                             NO. OF SECURITIES UNDERLYING
                                                                  UNEXERCISED STOCK           VALUE OF UNEXERCISED IN-THE
                                                                   OPTIONS/SARS AT               MONEY OPTIONS/SARS AT
                                                                  DECEMBER 31, 1997               DECEMBER 31, 1997 (1)

                                  SHARES
NAME AND                       ACQUIRED ON       VALUE
PRINCIPAL POSITION               EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE

Daniel Gross                          -0-           -0-         271,250        276,250         $10,827,188    $4,702,500
  President and Chief
  Executive Officer

Tony M. Ettinger                   13,125      $208,828          13,500         47,375             464,016       912,281
  Executive Vice President

Samuel Bergman                     12,400       282,600          71,000         39,500           2,796,188       867,750
  Executive Vice President
  and Secretary

Arthur Dubroff                        -0-           -0-          18,750         76,250             576,094     1,765,781
  Executive Vice President and
  Chief Financial Officer

Ronald M. Davidow                     -0-           -0-          61,500         38,000           2,397,938       830,063
  Executive Vice President

 -----------------------
(1) Calculated on the basis of (a) the excess of the closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 1997 over the stock option exercise price multiplied by (b) the number of shares of Common Stock underlying the stock option.

ENHANCE REINSURANCE PENSION PLAN

         The Company maintains a defined benefit pension plan named the "Enhance Reinsurance Pension Plan" (the "Pension Plan") which is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Company (other than Singer and Van-American Companies, Inc.) who have attained age 21 and who have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a normal retirement benefit at normal retirement (the earlier of the date on which a participant (a) has attained age 65 and completed five years of participation or (b) has attained age 62 and completed 10 years of participation) equal to 2.25% of the participant's compensation multiplied by his or her years of service up to his or her first 15 years, plus 1.75% of the participant's compensation multiplied by his or her years of service for his or her next 10 years, plus 1% of the participant's compensation multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. (See Note 2 to the table below regarding the maximum compensation considered "earnings" for the foregoing purposes. No such maximum applies with respect to the determination of compensation for purposes of the Summary Compensation Table above.) A participant whose service terminates prior to normal retirement is also eligible for percentage of his or her normal retirement benefit at normal retirement date multiplied by a retirement benefit, payable at normal retirement age, in an amount equal to the vested fraction, the numerator of which is the number of years of plan participation by him or her as of the date of his or her termination and the denominator of which is the number of years of participation he or she would have had under the Pension Plan had he or she remained a participant until normal retirement. The actuarial equivalent of such vested benefit may be distributed in a lump sum prior to normal retirement age. The vested percentage of a participant increases 20% per year beginning after two years of service, such that his or her vested percentage is 100% after six years. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with the Company and certain service with predecessor employers.

         The following table illustrates annual pension benefits payable under the Pension Plan assuming retirement at normal retirement age at various levels of compensation and years of service. Such benefits are based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.


                                                PENSION PLAN TABLE

        HIGHEST
        AVERAGE
        EARNINGS                                             YEARS OF SERVICE
                     ------------------------------------------------------------------------------------------------
                            15                 20                  25                 30                 35*
                     ------------------ ------------------ ------------------- ------------------ -------------------

       $100,000         $  33,750          $  42,500            $  51,250         $  56,250           $  56,250
        125,000            42,188             53,125               64,063            70,313              70,313
        150,000            50,625             63,750               76,875            84,375              84,375
        175,000(2)         59,063             74,375               89,688            98,438              98,438
        200,000(2)         67,500             85,000              102,500(1)        112,500(1)          112,500(1)
        225,000(2)         75,938             95,625              115,313(1)        126,563(1)          126,563(1)
        250,000(2)         84,375            106,250(1)           128,125(1)        140,625(1)          140,625(1)
        300,000(2)        101,250(1)         127,500(1)           153,750(1)        168,750(1)          168,750(1)
        400,000(2)        135,000(1)         170,000(1)           205,000(1)        225,000(1)          225,000(1)
        450,000(2)        151,875(1)         191,250(1)           230,625(1)        253,125(1)          253,125(1)
        500,000(2)        168,750(1)         212,500(1)           256,250(1)        281,250(1)          281,250(1)

------------------------
*   Plan limits service to 30 years for benefit purposes.

(1) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
     Section 415 of the Code in 1997 is $100,000, which will be increased in 1998 to $104,000.

(2) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, a participant's compensation in excess of a specified maximum is disregarded for purposes of determining highest average earnings. (Such specified maximum amount (as adjusted to reflect cost of living increases) was $235,840 for the plan year beginning November 1, 1994, decreasing to $150,000 for plan years beginning November 1, 1995 and November 1, 1996 and has increased to $160,000 for plan years beginning thereafter.)

         As of December 31, 1997, Messrs. Gross, Bergman, Dubroff, Davidow and Ettinger had ten, five, one, thirteen and two years of service, respectively, and ten, five, one, ten and two years of participation, respectively, under the Pension Plan.

AGREEMENTS WITH EXECUTIVE OFFICERS

         Enhance Group and Arthur Dubroff, Executive Vice President and Chief Financial Officer, are parties to an employment agreement which provides for the payment of an annual base salary to Mr. Dubroff of not less than $275,000 plus an annual target bonus of 45% of such base salary. Under the employment agreement, Mr. Dubroff was granted in 1996 and 1997 options to purchase 75,000 and 20,000 shares of Common Stock, respectively, and is entitled to annual grants of stock options to purchase 20,000 shares of Common Stock in 1998 (or, at the Company's election, the cash value thereof). If Mr. Dubroff's employment is terminated by the Company within a 12-month period following a change of control (as defined), the Company is required to pay Mr. Dubroff a prorated portion of his annual bonus and, for the greater of the remainder of the term of his employment agreement and 12 months from the date of termination of his employment, his base salary. The employment agreement terminates on December 31, 1999, unless renewed by the parties.

          Enhance Group and Elaine J. Eisenman, Executive Vice President, are parties to an agreement which entitles Ms. Eisenman to the following in the event of her discharge by the Company or a material diminution in her title, authority, management responsibilities or compensation for any reason leading to her resignation as an employee of the Company in either case other than for "Cause," as therein defined: one year's severance payment equal to her then salary plus that year's target bonus (equal to 50% of her then salary); continued vesting during the one-year severance payment period of outstanding stock options previously granted to her under any Company employee compensation plan; and continuation at the Company's expense during the one-year severance payment period of employee medical and other benefits.

DIRECTORS' COMPENSATION

          FEE COMPENSATION. Directors who are employees of the Company receive no fees or other compensation for services rendered as members of the board of directors of Enhance Group. Mr. Tessler received a basic fee of $105,000 in 1997, and each other director of Enhance Group who is not employed by the Company received a basic fee of $16,000. In addition, each such outside director who also served as chair of any committee of the board received in 1997 an additional $5,000 for all committees chaired by such director. Each outside director also received an additional $2,000 for each regular meeting of the board of directors attended plus $1,250 for each committee meeting attended which was held on a day other than a day on which the board met. No directors' fees were payable to corporate shareholders in respect of directorships occupied by their designees. All directors are reimbursed for travel and related expenses incurred in attending meetings of the board or committees.

          In March 1998, the board of directors adopted the Director Stock Ownership Plan, which provides each director who is not an employee of the Company with the opportunity to receive, at such director's election, up to 100% of the aforesaid fees in the form of shares of Common Stock. The shares will be issued to electing directors on or as of the date of any payment by Enhance Group of director fees. The "purchase price" at which the shares will be issued will be based on the closing price of the Common Stock on the New York Stock Exchange on that date. Each eligible director is entitled to make a new election annually for that year's fees. The plan will take effect with respect to fees payable from and after the regular meeting of directors scheduled to take place the same day as and following the 1998 annual meeting of shareholders.

         NON-EMPLOYEE-DIRECTOR STOCK OPTION PLAN. Pursuant to the Directors' Option Plan, on each December 31 during the period in which the plan is in effect, each director of Enhance Group or either Insurance Subsidiary who is not an employee of the Company was granted a non-qualified stock option to purchase 2,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on such date. Pursuant to an amendment to the plan adopted by the directors in December 1997, annual stock option grants for 1997 and thereafter were increased to 3,500 shares. The amendment and the additional 1,500 share grants in December 1997 are subject to the approval of Enhance Group shareholders, to be sought at their 1998 annual meeting. There are reserved for issuance upon the exercise of options under the Directors' Option Plan an aggregate of 400,000 shares of Common Stock (subject to anti-dilutive adjustment), of which options for 183,833 shares were subject to outstanding options after the option grants made on December 31, 1997.

         Stock options granted under the Directors' Option Plan become exercisable as to one half the shares subject thereto on each of the first and second anniversaries of grant, subject to continuation of service on the board of directors and other terms of the stock option grants; expire on the tenth anniversary of the date of grant; are not transferable except by the laws of descent and distribution; and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee. The unvested portion of an outstanding stock option lapses upon the resignation or removal of the optionee from the boards of directors of Enhance Group and the Insurance Subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The persons who served as members of the Compensation and Nominating Committee during 1997 are Spencer R. Stuart (Chairman), Brenton W. Harries, David R. Markin, Richard J. Shima and Allan R. Tessler. The only person of the foregoing who is currently or has at any time been an officer or employee of the Company is Mr. Tessler, who serves as Chairman of the Board of Enhance Group.

NON-COMPETITION AGREEMENTS

         Messrs. Tessler, Sellers and Gross are parties to non-competition agreements with Enhance Group prohibiting them from, among other things, competing with the Company for a period of two years following their respective cessation of employment by or service to the Company.

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total return to shareholders on the Common Stock with the cumulative total returns of companies included in the Standard & Poor's 500 Index and the Standard & Poor's Financial Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1993, the day on which public trading in the Common Stock commenced and that all dividends were reinvested.

                      Cumulative Returns
                      1/1/93 to 12/31/97

                    [PERFORMANCE GRAPH]

Cumulative EFS             S&P 500          S&P Financial
         100.00            100.00           100
          96.15            100.84           102.18
         116.67            102.21           103.08
         121.51            104.37           109.60
         108.01            101.84           107.90
         114.44            104.56           109.25
         100.66            104.86           119.74
          98.08            104.44           121.22
         112.27            108.40           126.02
         113.28            107.54           128.03
         110.04            109.76           122.38
         101.63            108.72           116.25
         102.64            110.04           116.68
         102.64            113.78           125.91
         100.04            110.69           116.84
          94.61            105.87           110.38
          98.52            107.23           115.81
          98.52            108.98           118.71
          91.76            106.32           115.25
         101.59            109.80           117.60
         102.25            114.30           124.32
         100.70            111.51           113.65
          94.78            114.00           116.10
          89.51            109.86           109.03
          90.59            111.49           109.62
          92.58            114.37           115.68
          93.90            118.83           122.90
          90.41            122.33           128.48
          90.41            125.93           134.42
          95.06            130.95           140.89
         103.52            133.99           140.87
         102.18            138.43           144.78
         108.19            138.78           147.37
         110.01            144.63           160.46
         109.34            144.11           153.94

         129.46            150.43           163.64
         143.36            153.33           171.67
         130.57            158.54           187.13
         131.24            160.02           179.61
         149.28            161.56           183.79
         146.58            163.94           179.48
         156.71            168.16           178.71
         151.85            168.80           183.12
         157.95            161.35           174.13
         155.92            164.76           175.35
         179.51            174.02           191.78
         181.55            178.82           203.82
         186.31            192.32           223.14
         199.09            188.51           216.42
         200.45            200.28           231.93
         188.18            201.86           237.12
         216.05            193.58           216.73
         210.58            205.12           243.03
         228.36            217.61           256.64
         240.58            227.35           266.80
         274.17            245.43           296.18
         253.61            231.69           273.17
         300.82            244.38           295.38
         290.17            236.22           291.73
         307.00            247.15           312.04
         327.52            251.39           336.12

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH SHAREHOLDERS

         The certificate of incorporation of Enhance Group grants to U S WEST the right to preclude the Company from entering into certain activities or owning an equity interest in any entity that engages in any such activity unless they are determined by U S WEST's legal counsel not to be prohibited to U S WEST and its subsidiaries under the Modification of Final Judgment entered in 1984 in connection with the settlement of the legal action entitled United States v. Western Electric Company, Inc. These activities consist of providing information services or long distance telephone service or manufacturing telecommunications equipment. The Company has not entered, and does not intend to enter, into any of the specified activities, and, accordingly, the aforesaid provision has not had, and is not expected to have, any material effect on the business of the Company. At such time as U S WEST ceases to own shares of Common Stock, Enhance Group intends to propose at the next following meeting of shareholders the elimination of the aforesaid provision from the certificate of incorporation, which will require the vote of the holders of a majority of shares of Common Stock outstanding.

         U S WEST has advised Enhance Group that it intends, but is not legally obligated, to vote its shares of Common Stock proportionately to the votes cast by non-U S WEST shareholders; provided, however, that if (i) a person or group of persons other than U S WEST is deemed to own more than 15% of the Common Stock within the meaning of Section 13(d) of the Exchange Act and (ii) there occurs a contested proxy solicitation within the meaning of Rule 14a-11(a) promulgated under the Exchange Act, U S WEST intends to vote its shares of Common Stock in a manner U S WEST deems appropriate. In addition, although U S WEST currently has no designees on Enhance Group board of directors, it has retained the right to nominate directors.

         The shares of Common Stock offered in connection with the sale by U S WEST of the DECS were registered pursuant to a registration rights agreement among Enhance Group, U S WEST and Swiss Re. U S WEST has one and Swiss Re has two demand registration rights, and each has unlimited piggyback registration rights, subject to certain limitations. Substantially all the expenses of any future demand or piggyback registration are to be borne by Enhance Group. The registration rights agreement contains cross-indemnification covenants by Enhance Group on the one hand and U S WEST and Swiss Re on the other for damages sustained and expenses incurred resulting from material misstatements or omissions in connection with any such offering.

         Enhance Group and Swiss Re are parties to an agreement pursuant to which Swiss Re has agreed that, subject to certain exceptions, neither Swiss Re nor any of its affiliates will until the year 2006 (a) acquire, alone or as part of a group, any voting securities of Enhance Group (or securities convertible into such voting securities) which would result in Swiss Re (together with its affiliates) or such group owning beneficially more than 15% of Enhance Group voting securities outstanding or (b) dispose of Enhance Group voting securities to any person or group which disposition would give such person or group beneficial ownership of or the right to acquire more than 15% of Enhance Group voting securities outstanding.

REINSURANCE OF BUSINESS OF FINANCIAL SECURITY ASSURANCE INC.

         U S WEST owns a substantial interest in Financial Security Assurance Inc. ("FSA"), a financial guaranty insurer which reinsures a portion of its business with the Company, all on terms and provisions equivalent to those in comparable transactions currently in effect with unaffiliated entities. FSA accounted for 14.2% of the Company's total gross premiums written in 1996. The Company believes that it and FSA conduct their business with each other on an arms'-length basis and with terms no more favorable to the other than would be the case absent the aforesaid relationship. However, no assurance can be given that conflicts of interest may not develop in the future or that the business conducted with FSA may not diminish in future periods regardless of whether payment of the DECS is made in the form of shares of Common Stock.

SEGURADORES BRASILIERAS DE FIANCAS

         In November 1997, Enhance Group and Swiss Re each purchased 25% equity interests in Seguradores Brasilieras de Fiancas for a respective initial investments of $3.3 million. It is anticipated that the Company and Swiss Re will from time to time make additional investments in such company as its capital needs may require.

JONES, DAY, REAVIS & POGUE

         Frieda K. Wallison, a director of Enhance Group, is a member of Jones, Day, Reavis & Pogue, a law firm retained by the Company during 1997.

                                   PROPOSAL 2

              AMENDMENT OF CERTIFICATE OF INCORPORATION TO APPROVE
                      INCREASE IN COMMON SHARES AUTHORIZED

         Enhance Group's restated certificate of incorporation, as amended, currently authorizes the issuance of 35,000,000 shares of stock, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 30,000,000 shares of Common Stock. As of April 29, 1998, no shares of Preferred Stock were issued and outstanding. As of that date, _____________ shares of Common Stock were issued (of which __________ shares were outstanding and ____________ shares were held in Enhance Group's treasury) and _________ shares were reserved for issuance under Enhance Group's existing compensation and incentive plans, leaving a balance of ___________ authorized, unissued and unreserved shares of Common Stock.

         The board of directors deems it advisable that the certificate of incorporation be further amended to increase the authorized Common Stock from 30,000,000 to 100,000,000 shares. To that end, it has unanimously approved and recommends that the shareholders of Enhance Group also approve the proposed Charter Amendment to Article FOURTH of the certificate of incorporation to read as follows:


                      "FOURTH. The total number of shares which the
            Corporation shall have authority to issue is 105,000,000 of which 5,000,000 shares of the par value of $.01 per share shall be designated "Preferred Stock" and 100,000,000 shares of the par value $.10 per share shall be designated "Common Stock." Authority is hereby expressly granted to the board of directors, at any time, and from time to time, to issue the Preferred Stock as Preferred Stock of any series and, in connection with the creation of such series, to fix by the resolution or resolutions providing for the issue of series thereof, the number of shares of such series and the designation and voting, dividend, liquidation and other rights, preferences and limitations of such series, to the fullest extent now or hereafter permitted by the laws of the State of New York."

         The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. If the proposed amendment is approved by the shareholders, it will become effective upon the filing and recording of a certificate of amendment as required by the New York Business Corporation Law.

         As previously announced by the Company, on April 8, 1998, the board of directors of Enhance Group authorized a two-for-one split of the Common Stock, to be contingent upon the approval by the shareholders of the Charter Amendment at the annual meeting. Assuming such approval is forthcoming, the stock split will be effective on June ___, 1998 for holders of shares of Common Stock at the close of business on June ___, 1998. Enhance Group has no present plans, agreements or understandings regarding the issuance of the remaining proposed additional shares. The board of directors believes that adoption of the amendment is advisable because, in addition to allowing for the stock split, it will provide the Company with greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares available will enable Enhance Group to issue shares without the expense and delay of a special meeting of shareholders. Such a delay could deprive the Company of the flexibility the board or directors views as important in facilitating the effective use of Enhance Group's shares. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purposes, and for such consideration as the board of directors may determine to be appropriate, without further authorization by shareholders.

         Since the issuance of additional shares of Common Stock other than on a pro rata basis to all current shareholders would dilute the ownership interest of a person seeking control of the Company, such issuance could be used to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and it has no present intention to use the additional authorized shares to deter a change in control.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF ENHANCE GROUP VOTE THEIR SHARES FOR APPROVAL OF THE CHARTER AMENDMENT.

                                 PROPOSAL NO. 3

                            APPROVAL OF AMENDMENT TO
                   THE NON-EMPLOYEE-DIRECTOR STOCK OPTION PLAN

BACKGROUND

         The Directors' Option Plan was adopted by the board of directors and approved by the shareholders of Enhance Group in 1992. On December 11, 1997, the board of directors of Enhance Group amended the Directors' Option Plan, subject to shareholder approval but effective with the December 31, 1997 grant, to increase the number of shares of Common Stock composing the annual stock option grant to each non-employee-director from 2,000 shares to 3,500 shares.

         The following description of the Directors' Option Plan is intended only as a summary and is qualified in its entirety by reference to the text of the Directors' Option Plan, a copy of which is annexed as an exhibit to this proxy statement.

PURPOSE OF THE PLAN

         The purpose of the Directors' Option Plan is to provide through the grant of options to purchase shares of Common Stock to non-employee-directors, a means to attract and retain qualified persons and to serve as non-employee-directors of Enhance Group and to provide to such persons long-term incentives for sustained high levels of performance and for unusual efforts to improve the financial performance of the Company.

ADMINISTRATION

         The Directors' Option Plan is administered by the board of directors of Enhance Group, which may delegate its powers and functions to a committee of the board of directors (the "Committee"), consisting of three or more directors who are non-employee-directors (as defined in Rule Section 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The board of directors of Enhance Group has full authority to interpret the Directors' Option Plan and to establish rules and regulations not inconsistent with the terms of the Directors' Option Plan for its proper administration.

ELIGIBILITY

         All non-employee-directors of Enhance Group or its subsidiaries are eligible to be granted stock options under the Directors' Option Plan. A non-employee-director is a director serving on the board of directors of Enhance Group or an insurance subsidiary who is not an officer or employee of Enhance Group of any of its subsidiaries; provided, that the Chairman of the Board of Enhance Group is not, solely by virtue of such position, considered an officer of Enhance Group.

AVAILABLE SHARES

         The maximum number of shares of Common Stock which may be issued or transferred, and are reserved for issuance or transfer, pursuant to stock options under the Directors' Option Plan may not exceed 400,000 shares of Common Stock (subject to the plan's anti-dilutive adjustment provisions). If any stock option granted under the Directors' Option Plan expires, terminates, is canceled or is reacquired by Enhance Group or a subsidiary, the unissued shares of Common Stock subject to the stock option will again be available for the grant of stock options under the Directors' Option Plan.

GRANT OF STOCK OPTIONS AND THE PLAN AMENDMENT

         The Directors' Option Plan currently provides for an automatic grant, effective each December 31, to each non-employee-director of a stock option to purchase for ten years 2,000 shares of Common Stock (subject to adjustment). The Plan Amendment provides that, subject to shareholder approval, on each December 31 with effect as of December 31, 1997, each non-employee-director will automatically be granted an option to purchase for ten years 1,500 shares of Common Stock (subject to adjustment) in addition to the 2,000 shares currently provided for.

         The exercise price per share of Common Stock upon the exercise of a stock option is equal to the closing price of the Common Stock on the New York Stock Exchange at the time of the grant of the stock option, or, if such date is not a business day, on the business day immediately preceding the date of grant.

VESTING AND EXERCISE OF STOCK OPTIONS

         The Directors' Option Plan allows for the exercise price of a stock option to be paid in cash; or if provided in the stock option grant, in shares of Common Stock or other property or a combination thereof; or, if provided in the stock option grant and subject to certain conditions, in the form of a full-recourse promissory note. Stock options granted under the Directors' Option Plan become exercisable as to one half the shares subject thereto on each of the first and second anniversaries of the grant (i.e., currently 1,000 shares at each vesting; effective with the December 31, 1997 grant, 1,750 shares if the Plan Amendment is approved by shareholders). The vesting of such stock options is subject to continuation of service on the board of directors and other terms of the stock option grants. Stock options are not transferable except by the laws of descent and distribution and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee. The unvested portion of an outstanding stock option lapses upon the resignation or removal of the optionee from the boards of directors of the Company, except under certain circumstances.

         The board of directors of Enhance Group is authorized to provide that a given grant may, upon the occurrence of any of certain specified events, including a change of control of the Company, become immediately exercisable, payable or free from restrictions. In addition, in the event of a recapitalization, consolidation or similar event affecting the Common Stock, or in the event of certain other transactions, such as a merger or consolidation, to which Enhance Group is party, the number and class of shares or other securities or property issuable pursuant to the Directors' Option Plan and the purchase price payable per share under outstanding and future grants are to be equitably adjusted. In the case of a merger or consolidation in which Enhance Group is not to be the survivor, or upon a proposed dissolution or liquidation of Enhance Group, all outstanding stock options under the Directors' Option Plan will terminate, provided the holders thereof are given appropriate notice of such proposed event. The foregoing does not apply in the case of a merger or consolidation in which provision is made for the continuation of the Directors' Option Plan and the assumption by the surviving entity of stock options theretofore issued.

TERMINATION AND AMENDMENT

         The Directors' Option Plan will terminate on March 26, 2002, after which date no further awards may be granted. The board of directors of Enhance Group is authorized to terminate the Directors' Option Plan prior to that date or to amend the plan, provided that no such amendment may, in general, (a) increase the maximum number of shares which may be issued in grants under the Directors' Option Plan, (b) withdraw the administration of the Directors' Option Plan from the board of directors or a qualified committee thereof, (c) permit anyone who is not an eligible director to be granted an award thereunder, or (d) change the minimum exercise price of any stock option or extend the maximum exercise term thereof or otherwise materially increase the benefits accruing to participants in the Directors' Option Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT. EACH RECIPIENT OF A GRANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH GRANTEE OF THE GRANT.

         The following discussion of the principal U.S. federal income tax consequences with respect to options under the Directors' Option Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal income tax consequences. State and local income tax and estate tax consequences are not addressed below.

         In general, an optionee will realize no taxable income upon the grant of a non-qualified stock option, and the Company generally will not receive a deduction at the time of grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, but such amount will not be subject to federal wage withholding or employment taxes. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the stock. If the Common Stock is held for more than 18 months after the date of exercise, the holder will be taxed at the lowest rate applicable to capital gains for such holder. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

         An optionee should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder, the timing of income recognition is deferred for any period following the exercise of an option (the "Deferral Period"). If there is a Deferral Period, then, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of Common Stock pursuant to the exercise of the non-qualified stock option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the recipient could, in certain circumstances, be deferred until the expiration of the Deferral Period.

         In addition, any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules, and if the exercisability of a stock option is accelerated because of a change of control, payment relating to the stock options, either alone or together with certain other payments, may constitute "parachute payments" under Section 280G of the Code, which excess amounts may be subject to excise taxes and be nondeductible by the Company.

         The Directors' Option Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Directors' Option Plan is not, nor is intended to be, qualified under Section 401(a) or
Section 421 of the Code.

RECOMMENDATION

         The board of directors of Enhance Group believes that Enhance Group's ability to make increased grants in the form of stock options to non-employee-directors is important to its ability to attract and retain qualified personnel and to motivate such personnel by aligning their long-term interests with those of the shareholders. The board further believes the Directors' Option Plan, as amended by the Plan Amendment, by virtue of its simplicity and flexibility, is the most suitable vehicle for achieving this objective.

         THE BOARD OF DIRECTORS OF ENHANCE GROUP RECOMMENDS THAT THE SHAREHOLDERS OF ENHANCE GROUP VOTE THEIR SHARES FOR APPROVAL OF THE PLAN AMENDMENT.

                                 PROPOSAL NO. 4

                     RATIFICATION OF APPOINTMENT OF AUDITOR

         The firm of Deloitte & Touche LLP (including its predecessor firm), independent certified public accountants, has audited the books and accounts of the Company since its inception, and the board of directors desires to continue the services of this firm for 1998. Accordingly, the board recommends that the shareholders ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as the independent auditor of the Company for 1998.

         Representatives of Deloitte & Touche LLP are expected to be available at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

         Shareholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by Enhance Group's by-laws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Deloitte & Touche LLP, the board will reconsider whether or not to retain the firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different auditing firm at any time during the year if the board of determines that such a change would be in the best interests of Enhance Group and its shareholders.

                              SHAREHOLDER PROPOSALS

         Shareholders who intend to present proposals at Enhance Group's 1999 annual meeting of shareholders must submit their proposals to the Secretary of Enhance Group on or before January 4, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                                       By Order of the Board of Directors,

                                       Samuel Bergman
                                       Secretary

May 4, 1998

                        ENHANCE FINANCIAL SERVICES GROUP INC.
                            ANNUAL MEETING OF SHAREHOLDERS
                                     JUNE 3, 1998
                                        PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENHANCE FINANCIAL SERVICES GROUP INC. ("ENHANCE GROUP").

    The undersigned hereby appoints Daniel Gross and Samuel Bergman, and each of them, with full power of substitution, to represent and vote on behalf of the undersigned all of the shares of Enhance Group common stock, par value $.10 per share, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 3, 1998, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 AND 4.

                             (CONTINUED ON REVERSE SIDE)

                                 FOLD AND DETACH HERE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4  PLEASE MARK
                                                                      YOUR VOTES AS
                                                                      INDICATED IN   /X/
                                                                      THIS EXAMPLE

                           FOR all nominees listed (except         WITHHOLD AUTHORITY
                            as marked to the contrary)      to vote for all nominees listed


1. ELECTION OF DIRECTORS

Daniel Gross, Brenton W. Harries, David R. Markin Robert P. Saltzman, Wallace O. Sellers, Richard J. Shima, Spencer R. Stuart, Adrian U. Sulzer, Allan R. Tessler, Frieda K. Wallison, Jerry Wind.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

                                                      FOR    AGAINST   ABSTAIN
2. Approval of amendment to the restated
   certificate of incorporation.

3.  Approval of amendments to the
    Non-Employee-Director Stock Option Plan

4.  Ratification of appointment of Deloitte & Touche
    LLP to serve as outside auditor for 1998

5. In their discretion upon such other matters as may properly come before the meeting

-----------------------------------------------------
I will be attending the meeting
I will not be attending the meeting


Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administratior, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, Please sign in partnership name by authorized person.

Signature              Signature                       Date        1998
-------------------------------------------      ----------------
PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                          FOLD AND DETACH HERE